Exhibit 21.1

                 SUBSIDIARIES OF AMERITRANS CAPITAL CORPORATION

1.    Elk Associates Funding Corporation

2.    EAF Holding Corporation*

3.    Elk Capital Corporation

4.    EAF Enterprises LLC*

5.    Medallion Auto Management LLC*

* EAF Holding Corporation, EAF Enterprises LLC and Medallion Management LLC is a wholly-owned subsidiary of Elk Associates Funding Corporation.